EXHIBIT 23.4

CONSENT OF SQUAR, MILNER, REEHL & WILLIAMSON, LLP, INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 8, 2005, with respect to the combined financial statements of REMEC Wireless Systems, a reportable segment of REMEC, Inc. for the year ended January 31, 2005 included in the Registration Statement on Form S-4 expected to be filed on or about July 8, 2005 and the related Proxy of REMEC, Inc. (the “Proxy”).

We also consent to the incorporation by reference in this Proxy of our report dated April 11, 2005 with respect to the consolidated financial statements of REMEC, Inc. and financial statement schedule for the year ended January 31, 2005, and our report dated May 27, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of REMEC, Inc. included in the Annual Report on Form 10-K/A Amendment No. 1 of REMEC, Inc. for the year ended January 31, 2005.

/S/    SQUAR, MILNER, REEHL & WILLIAMSON, LLP

Newport Beach, California

July 7, 2005